Exhibit 5.19

February 27, 2015

LifePoint Hospitals, Inc.

330 Seven Springs Way

Brentwood, Tennessee 37027

Re:                             Washington Guarantor of LifePoint Hospitals, Inc. Notes

Ladies and Gentlemen:

We have acted as special Washington counsel to Care Health Company, Inc., a Washington corporation (the “Washington Guarantor”), in connection with the Washington Guarantor’s guarantees (“Debt Guarantees”) of debt securities to be issued by LifePoint Hospitals, Inc. (“LifePoint”) pursuant to (i) a form of senior notes indenture (“Senior Notes Indenture”) among LifePoint, the Washington Guarantor and the other guarantors on the signature pages thereto (collectively, the “Guarantors”) and the Bank of New York Mellon Trust Company, N.A., as Trustee and (ii) a form of subordinated notes indenture among LifePoint, the Washington Guarantor, the other Guarantors and the Bank of New York Mellon Trust Company, N.A., as Trustee (the “Subordinated Notes Indenture” and, together with the Senior Notes Indenture, the “Indentures” and each an “Indenture”) as exhibits to LifePoint’s registration statement on Form S-3 (the “Registration Statement”) dated February 27, 2015.

The law covered by the opinions expressed herein is limited to the laws of the State of Washington.

A.                                    Documents and Matters Examined

For purposes of rendering this opinion letter, we have examined originals or copies of the following documents, instruments and agreements dated on or as of the date hereof, except as otherwise indicated:

A-1.                         the Indentures; and

A-2.                         the documents listed or otherwise described on Schedule A (“Schedule A”) attached to this opinion letter.

As to certain matters of fact bearing on the opinions expressed herein, we have relied, without investigation, on:

(a)                                 Certificate of Existence for Care Health Company, Inc. issued by the Secretary of State for the State of Washington on February 18, 2015 (the “Care Health Certificate of Existence”); and

(b)                                 Information provided in the Certificate of Secretary of Guarantors effective as of February 27, 2015.

B.                                    Assumptions

For purposes of this opinion letter, we have relied on customary assumptions, including the following assumption:

B-1.                         The Indentures may reasonably be expected to benefit, directly or indirectly, the Washington Guarantor and the Washington Guarantor has received adequate and sufficient consideration and will derive adequate and sufficient benefit in respect of its obligations under the Indentures.

We have not undertaken an independent investigation to determine the accuracy of our assumptions made in this opinion letter, and any inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation.  No inference as to our knowledge of any matters bearing on the accuracy of our assumptions in this opinion letter should be drawn from the fact of our representation of the Washington Guarantor.

C.                                    Opinions

Based on the foregoing examinations and assumptions and subject to the qualifications and exclusions stated below, we are of the opinion that:

C-1.                         Based solely on the Care Health Certificate of Existence, the Washington Guarantor is validly existing under the laws of the State of Washington.

C-2.                         The Washington Guarantor has all necessary corporate power and corporate authority to execute, deliver, and perform its obligations under the Indentures and the Debt Guarantees.

C-3.                         The respective Debt Guarantees, upon being duly authorized by all necessary corporate action, and executed by an authorized signatory of, and delivered by, the Washington Guarantor, will be validly authorized, executed and delivered by the Washington Guarantor.

D.                                    Qualifications, Limitations and Exclusions

The opinions set forth herein are subject to the following qualifications, limitations, and exclusions.

D-1.                         We express no opinion as to the enforceability of any of the Indentures or the Debt Guarantees.

D-2.                         We express no opinion as to any law other than the law of the State of Washington.  In addition, our opinions herein are based upon our consideration of only those statutes, rules and regulations which in our experience, are normally applicable to transactions of the type provided for in the Indentures.  Without limiting the foregoing, we have not examined and we express no opinion as to any matters governed by (i) any banking or insurance company law, rule or regulation, (ii) any law, rule or regulation relating to taxation, (iii) the statutes and ordinances, administrative decisions and rules and regulations of countries, towns, agencies, counties, municipalities and special political subdivisions, (iv) state securities or “Blue Sky” laws, rules and regulations, (v) equitable principles or by any applicable bankruptcy, reorganization, winding-up, insolvency, moratorium, fraudulent conveyance, fraudulent transfer, or other laws of general application affecting the enforcement of creditors’ rights generally (including, without limitation, the effectiveness of waivers of defenses and legal rights) and (vi) antitrust and unfair competition laws and regulations.

This opinion letter is to be interpreted in accordance with the report by the TriBar Opinion Committee, Third Party “Closing” Opinions, 53 BUS. LAW. 592 (Feb. 1998) and the report by the Ad Hoc Committee on Third-Party Legal Opinions of the Business Law Section of the Washington State Bar Association, Supplemental Report Covering Secured Lending Transactions (Oct. 2000).  This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.

This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.

We hereby consent to reliance on this opinion letter and the opinions provided herein by the law firm White & Case LLP in connection with the legal opinion provided by that law firm that is included as an exhibit to the Registration Statement. Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Stoel Rives LLP

SCHEDULE A

1.                                      Care Health Company, Inc., a Washington corporation.

a.                                      The following documents certified by the secretary of Care Health Company, Inc. on February 27, 2015:

i.                                          Certificate of Incorporation of Care Health Company, Inc. issued by the Secretary of State for the State of Washington on September 28, 1992.

ii.                                       Articles of Incorporation of Care Health Company, Inc. filed with the Secretary of State for the State of Washington on September 28, 1992.

iii.                                    Articles of Merger merging Brim Outpatient Services, Inc. into Care Health Company, Inc. issued by the Secretary of State for the State of Washington on October 26, 2001.

iv.                                   Articles of Merger merging Brim Equipment Services, Inc. into Care Health Company, Inc. issued by the Secretary of State for the State of Washington on October 26, 2001.

v.                                      Articles of Merger merging Brim Pavilion, Inc. into Care Health Company, Inc. issued by the Secretary of State for the State of Washington on October 26, 2001.

vi.                                   Articles of Merger merging Brim Services Group, Inc. into Care Health Company, Inc. issued by the Secretary of State for the State of Washington on October 26, 2001.

b.                                      The following documents certified by the secretary of Care Health Company, Inc. on February 27, 2015:

i.                                          Bylaws of Care Health Company, Inc., certified by the secretary of Care Health Company, Inc. on September 30, 1992.